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Exhibit 23.1

Consent of Independent Registered Accounting Firm

The Board of Directors
Metaldyne Corporation:

         We consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Nos. 33-55837 and 333-66307), Form S-4 (Registration No. 333-99569), and Form S-8 (Registration Nos. 333-64531, 333-74875, and 333-86248) of Metaldyne Corporation of our report dated March 11, 2003, except as to the effect of the matters described in Note 2 to the consolidated financial statements as filed in the Company's Form 10-K for the year ended December 28, 2003 not appearing herein, which is as of November 10, 2004, and except as to Note 15 which is as of July 22, 2005.

/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
July 22, 2005

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Consent of Independent Registered Accounting Firm